Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
Willbros Reports 2009 Results
•	Revenue $1.3 billion, net income from continuing operations of $19.3 million, $0.50 per basic and diluted share

•	Fourth quarter includes other charges of $4.5 million

•	Backlog at December 31, 2009 $392 million
HOUSTON, TX, MARCH 11, 2010 — Willbros Group, Inc. (NYSE: WG) announced results for the fourth quarter and full year 2009. For the full year 2009, Willbros reported net income from continuing operations of $19.3 million, or $0.50 per basic and diluted share, on revenue of $1.3 billion. The full year results for 2009 were impacted by increased margin pressure, charges associated with right-sizing the organization and lower than anticipated utilization rates due to delays and cancellations of anticipated projects. In the fourth quarter, the Company recorded a loss from continuing operations, as previously anticipated, of $8.3 million, or $0.21 per share, on revenue of $193.9 million, primarily due to a lack of pipeline construction activity and additional charges associated with cost reductions, high levels of bidding activity, DOJ monitor costs and deal activity. Additionally, the Company held people and equipment for the start of the Fayetteville Express Pipeline project which has begun mobilization. Current markets remain challenging, especially with respect to timing of anticipated capital projects in the Downstream Oil & Gas segment. Fundamentals support strengthening levels of U.S. and Canadian pipeline projects beginning in the latter half of 2010 and into 2011 and 2012.
Randy Harl, President and Chief Executive Officer, explained, “On the whole, our fourth quarter results were in-line with our expectations; however, we elected to take additional other charges that will result in cost savings going forward. Even in the face of a severe market contraction, we have had a profitable year which I attribute to the disciplined efforts of our people as we adhere to our values and guide the Company through turbulent times. We are successfully expanding our alliance programs and our initiatives to re-enter international markets and are seeing the first of many awards we expect for our Government Services unit. Additionally, we will continue to improve our systems, processes and execution skills, positioning the Company for growth opportunities.”
Segment Operating Results
The Upstream Oil & Gas segment reported operating income for the full year 2009 of $36.9 million on revenue of $982.6 million. For the fourth quarter of 2009, Upstream Oil & Gas reported an operating loss of $9.9 million on revenue of $128.5 million. Operating results were impacted by a slow-down in both Canada and U.S. pipeline construction, bidding costs and other charges associated with cost savings initiatives. The Downstream Oil & Gas segment reported full year operating income of $0.5 million on revenue of $277.3 million. For the fourth quarter of 2009, the Downstream segment reported an operating

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PRESS RELEASE
loss of $1.2 million on revenue of $65.4 million. The Downstream results for both the fourth quarter and the year were negatively impacted by curtailment of customer spending for small capital projects and maintenance in the refining sector and other charges associated with cost savings initiatives.
Organizational Alignment
For 2009, the Company incurred other charges of $12.7 million comprised of severance, accelerated stock vesting and lease abandonment charges to realign for changing market conditions. Total savings related to cost reductions in 2009 should result in annualized savings of approximately $46.1 million going forward. Management believes the significant process and systems improvements the Company has made over the last two years can be sustained once market activity increases.
Van Welch, Senior Vice President and Chief Financial Officer, commented, “Our processes and procedures to identify, price and manage the risk in fixed price work have been imbedded in the business model and successfully tested over the past four years. We will continue improving and adhering to these important management tools to ensure that the work we win and negotiate meets all our criteria to identify contractual and execution risks in any new work undertaken. We believe we have instilled the discipline to price, accept and book only work which meets stringent criteria for the Company’s commercial success and profitability.”
Strategic Initiatives
Willbros noted that its focus on diversification of its business model continues to provide new revenue opportunities as bid and work volumes increase in the Government Services, Pipeline Manage & Maintain and Pipeline Specialty Services businesses. Increased bid activities in these areas, as well as recent awards across business segments, have improved management’s visibility into the first half of 2010. Additionally, management believes the Company is entering a critical period with respect to the award and pricing of construction bids tendered but not yet awarded.
Randy Harl, President and CEO, commented, “We view the success we have had over the past four years as critical to preparing the Company for this new business environment; one hastened by the financial events of the past two years. Our focus on introducing and proving more robust and effective controls, processes and procedures will continue, and we are confident that we will be advantaged in our pursuit of expansion into new markets and new services to meet the growth objectives of our strategy. Our view of the opportunities for Willbros remains positive and we expect to see improvement across our business lines by the end of the second quarter 2010. While the market for large diameter pipeline construction in the U.S. and Canada is not as robust as it has been in the recent past, we have the ability to pursue opportunities in global markets such as North Africa, the Middle East and Australia.”
Backlog(1)
At December 31, 2009, Willbros reported backlog from continuing operations of $391.7 million compared

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PRESS RELEASE
to $501.4 million at September 30, 2009; approximately 37 percent of backlog was cost reimbursable contracts.
Conference Call
In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet on Thursday, March 11, 2010 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Group, Inc. Fourth Quarter and Full Year 2009 Earnings Conference Call

When:	Thursday, March 11, 2010 – 9:00 a.m. Eastern Time

Where:	Live via phone by dialing 888-277-7138 or 913-312-1477, passcode 1845874, and asking for the Willbros call at least 10 minutes prior to the start time.

Where:	Live over the Internet by logging onto www.willbros.com on the home page under Events.
A telephonic replay of the conference call will be available through March 12, 2010 and may be accessed by calling 888-203-1112 or 719-457-0820 and using the passcode 1845874. Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.
Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life-cycle extension services and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.
This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including the potential for additional investigations; the disruptions to the global credit markets; the current global recession; fines and penalties by government agencies; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; the refinery crack spread and planned refinery outages and upgrades; the effective tax rate of the different countries where the work is being conducted; and development trends of the oil, gas, power, refining and petrochemical industries; changes in the political and economic environment of the countries in which the Company has operations; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.
TABLE TO FOLLOW

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CONTACT:
	Michael W. Collier	Connie Dever
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713-403-8038

PRESS RELEASE
WILLBROS GROUP, INC.
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
Income Statement
Contract revenue
Upstream O&G	$128,503	$374,622	$982,568	$1,545,629
Downstream O&G	65,374	88,080	277,250	367,075

	193,877	462,702	1,259,818	1,912,704

Operating expenses
Upstream O&G	138,401	347,909	945,685	1,436,748
Downstream O&G	66,583	145,931	276,751	406,154

	204,984	493,840	1,222,436	1,842,902

Operating income (loss)
Upstream O&G	(9,898)	26,713	36,883	108,881
Downstream O&G	(1,209)	(57,851)	499	(39,079)

Operating income (loss)	(11,107)	(31,138)	37,382	69,802

Other expense
Interest - net	(2,235)	(1,958)	(8,328)	(9,032)
Other - net	838	7,679	820	7,883

	(1,397)	5,721	(7,508)	(1,149)

Income (loss) from continuing operations before income taxes	(12,504)	(25,417)	29,874	68,653
Provision (benefit) for income taxes	(4,520)	(10,508)	8,737	25,942

Income (loss) from continuing operations	(7,984)	(14,909)	21,137	42,711
Income (loss) from discontinued operations net of provision for income taxes	30	(285)	(1,497)	2,757

Net income (loss)	(7,954)	(15,194)	19,640	45,468
Less: Income attributable to noncontrolling interest	(274)	(403)	(1,817)	(1,836)

Net income (loss) attributable to Willbros Group, Inc.	$(8,228)	$(15,597)	$17,823	$43,632

Reconciliation of net income (loss) attributable to Willbros Group, Inc.
Income (loss) from continuing operations	$(8,258)	$(15,312)	$19,320	$40,875
Income (loss) from discontinued operations	30	(285)	(1,497)	2,757

Net income (loss) attributable to Willbros Group, Inc.	$(8,228)	$(15,597)	$17,823	$43,632

Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.21)	$(0.40)	$0.50	$1.07
Discontinued operations	—	(0.01)	(0.04)	0.07

	$(0.21)	$(0.41)	$0.46	$1.14

Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.21)	$(0.40)	$0.50	$1.05
Discontinued operations	—	(0.01)	(0.04)	0.07

	$(0.21)	$(0.41)	$0.46	$1.12

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CONTACT:
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713-403-8038

PRESS RELEASE

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$(27,172)	$91,350	$54,058	$188,543
Investing activities	(17,945)	12,218	(34,036)	(11,725)
Financing activities	(2,853)	(18,428)	(35,056)	(60,044)
Foreign exchange effects	2,990	(4,502)	6,135	(5,001)
Discontinued operations	31	(326)	(191)	3,205

Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	38,778	38,367	38,687	38,269
Diluted	38,778	38,367	38,883	38,764
EBITDA(2)	$(765)	$49,348	$77,245	$183,047
Capital expenditures	2,738	7,063	13,107	53,048

Reconciliation of Non-GAAP Financial Measure

EBITDA (2)
Net income (loss) from continuing operations attributable to Willbros Group, Inc.	$(8,258)	$(15,312)	$19,320	$40,875
Interest - net	2,235	1,958	8,328	9,032
Provision (benefit) for income taxes	(4,520)	(10,508)	8,737	25,942
Depreciation and amortization	9,778	10,915	40,860	44,903
Goodwill impairment	—	62,295	—	62,295

EBITDA	$(765)	$49,348	$77,245	$183,047

Balance Sheet Data	12/31/2009	9/30/2009	6/30/2009	3/31/2009
Cash and cash equivalents	$198,774	$243,723	$245,392	$255,562
Working capital	297,294	327,259	321,419	307,164
Total assets	728,378	758,290	779,096	793,421
Total debt	104,037	104,967	102,263	117,723
Stockholders’ equity	487,196	487,439	477,566	457,770

Backlog Data (1)
By Reporting Segment
Upstream O&G	$245,586	$310,407	$235,724	$383,795
Downstream O&G	146,156	190,951	151,462	154,410

	$391,742	$501,358	$387,186	$538,205

By Geographic Area
North America	$368,447	$465,259	$358,415	$512,347
Middle East & North Africa	23,295	36,099	28,771	25,858

	$391,742	$501,358	$387,186	$538,205

(1)	Backlog is anticipated contract revenue from projects for which award is either in hand or reasonably assured.

(2)	EBITDA is earnings before net interest, income taxes and depreciation and amortization and intangible asset impairments. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.
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WILLBROS		5 of 5
CONTACT:
	Michael W. Collier	Connie Dever
	Vice President Investor Relations	Director Strategic Planning
	Sales & Marketing	Willbros
A Good Job On Time	Willbros	713-403-8035
713-403-8038